Exhibit 10.4
SeraCare Life Sciences, Inc.
Management Incentive Plan
Section 1. Purpose
     The purpose of the Plan is to provide incentives for certain management employees of the Company to achieve a sustained, high level of financial and other measures of success for the Company.
Section 2. Definitions
     Each of the following terms when used in the Plan shall have the meaning set forth below opposite such term:
2.1.	“Administrator”: The Committee and its delegates to the extent of such delegation.

2.2	“Award Opportunity”: An opportunity awarded by the Administrator to a Participant to earn a benefit under the Plan for a specified Plan Year.

2.3	“Award Payment Amount”: The amount, if any, determined by the Administrator to be payable by the Company to a Participant in respect of the Participant’s Award Opportunity for a specified Plan Year.

2.4.	“Base Salary”: For any Participant for any Plan Year or portion thereof, the Participant’s base contract salary from the Company for such period.

2.5.	“Board”: The Board of Directors of the Company.

2.6.	“Code”: The Internal Revenue Code of 1986, as amended and in effect from time to time.

2.7.	“Committee”: The Compensation Committee of the Board.

2.8.	“Company”: SeraCare Life Sciences, Inc. and its successors and assigns.

2.9.	“Eligible Employee”: A management employee of the Employer who is determined to be eligible pursuant to Section 3 below.

2.10.	“Employer”: The Company and its subsidiaries.

2.11.	“Participant”: For any Plan Year, an Eligible Employee who is selected by the Administrator to be given an Award Opportunity for the Plan Year.

2.12.	“Plan”: The SeraCare Life Sciences, Inc. Management Incentive Plan set forth herein, as it may be amended and in effect from time to time.

2.13.	“Plan Year”: The Company’s fiscal year.

Section 3. Eligibility; Participants
     The Administrator shall determine which management employees of the Employer are eligible to participate in the Plan for any Plan Year or portion thereof. Except as the Administrator otherwise determines, however, all employees of the Employer with a management title of “Director” or higher, and only such employees, shall be eligible to participate. Participation in the Plan for any Plan Year shall not, in and of itself, entitle an individual to continued participation in the Plan for future Plan Years.
Section 4. Awards
     4.1. Grant of Award Opportunities. For each Plan Year, the Administrator shall grant an Award Opportunity to each Participant for such Plan Year. Each Award Opportunity shall be communicated to the Participant in writing, in such form as the Administrator may determine, and shall give the Participant a conditional right to earn an Award Payment if (i) the Performance Goals specified by the Administrator are determined by the Administrator to have been achieved at levels sufficient to justify a payment (as determined by the Administrator), and (ii) the Participant remains employed by the Employer until the date on which the Award Payment, if any, is made.
     4.2. Establishment of Performance Goals. The Performance Goals with respect to any Award Opportunity for any Plan Year shall be determined by the Administrator, may vary among Participants, may include a range of performance objectives, may specify minimum levels of performance below which no Award Payments will be made, and may contain such other terms and conditions as the Administrator may specify. Except as the Administrator otherwise determines in any case, each Award Opportunity shall include a measure based on Company performance and a measure based on individual performance, which shall be given such weights as the Administrator determines. In determining any Performance Goals, the Administrator shall take into account but shall not be bound by management recommendations.
     4.3. Adjustments. The Administrator may, without regard to the limitations of Section7.2, adjust Performance Goals or the weighting of such Goals to reflect acquisitions, dispositions, stock dividends or combinations or other events affecting the Company’s capital stock, changes in accounting principles or practices, or any other factor or factors which in the Administrator’s determination require an adjustment to avoid distortion in the operation of, or to carry out the intent of, the Plan.
     4.4. Determination of Award Payment Amounts. As soon as practical after the close of the relevant Plan Year, the Administrator shall determine the extent, if any, to which the Performance Goals applicable to each Award Opportunity have been achieved and the resulting Award Amounts, if any, to be paid. The Administrator may provide for prorated Award Payments to reflect participation for less than a full Plan Year or for such other reasons as the Administrator may specify. Except as the Board otherwise provides, the determination of the Administrator shall be final and binding on all parties.
     4.6. Board Authority. The Board may, with or without prior notice override or modify any determination of the Administrator, including, without limitation, with respect to the achievement of Performance Goals or the amount of any Award Payment, but except as so overridden or modified the determinations of the Administrator shall be binding on all parties.

Section 5. Payment of Awards
     5.1. Requirement of Continued Employment. Except as otherwise provided under a separate employment agreement, a Participant shall be entitled to receive an Award Payment, if any, with respect to an Award Opportunity only if the Participant remains continuously employed by the Employer until the date payment is made.
     5.2. Time of Payment. Each Award Payment shall be made as soon as practicable after the close of the relevant Plan Year and in all events by March 15 of the calendar year following the close of the Plan Year.
     5.3. Form of Payment. All Award Payments shall be in cash.
Section 6. Administration
     Subject to the Board’s authority under Section 4.6, the Administrator shall have complete discretion and authority to interpret the Plan and any Award Opportunity established under the Plan, to determine eligibility for participation, to determine Performance Goals and the extent, if any, to which any Performance Goal has been achieved, to establish forms and procedures for use under the Plan, and generally to all things necessary or appropriate to administer the Plan.
Section 7. Miscellaneous
     7.1. Tax Withholding. The Administrator shall cause to be deducted from all Award Payments such taxes and other required withholdings as it determines to be appropriate.
     7.2. Amendment or Termination. The Board or, to the extent it so determines, the Committee may, with prospective or retroactive effect, amend, suspend, or terminate the Plan or portion thereof, or amend any Award Opportunity, at any time; provided, that no amendment, suspension, or termination of the Plan and no amendment of any Award Opportunity shall materially and adversely affect the rights of any Participant under any Award Opportunity that has already been granted without the consent of the affected Participant.
     7.3. Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit, restrict or require the Employer from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
     7.4. Unfunded Plan. Nothing in this Plan shall be construed to require the Company, the Administrator or any other person to establish a trust or otherwise to set aside assets to meet the Employer’s obligations hereunder. The rights, if any, of a Participant hereunder shall be no greater than those of an unsecured general creditors of the Employer.
     7.6. No liability. No member of the Board, the Committee, or any director, officer or employee of the Employer will be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person in connection with the administration of the Plan, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

     7.7. No Right of Employment. Neither the Plan nor the grant of any Award Opportunity under the Plan shall be construed as creating any contract of employment or conferring upon any employee or Participant any right to continue in the employ or other service of the Employer, or as limiting in any way the right of the Employer to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.
     7.8 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
     7.10. Exemption from Section 409A. Awards under the Plan are intended to be exempt from the rules of Section 409A of the Code as short-term deferrals and will be construed accordingly.
     7.11. Severability. If any provision will be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan will continue in effect.
     7.12. Governing Law. The Plan shall be construed and governed in accordance with the laws of Massachusetts.
     7.13. Effective Date. The Plan will be effective October 1, 2007.

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